UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2007

OPKO Health, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26648	75-2402409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd
Suite 1180
Miami, Florida 33137
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (305) 575-4138

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

On November 28, 2007, OPKO Health, Inc., (“the Company”) completed the previously announced acquisition of the remaining shares of Ophthalmic Technologies, Inc. (OTI), a privately owned Canadian company providing innovative ocular imaging systems to eye care professionals worldwide. Pursuant to a Share Purchase Agreement and an Exchange and Support Agreement with OTI and its shareholders, the Company exercised an option (the “Option”) to acquire the remaining shares of OTI and issued shares exchangeable into an aggregate of approximately 2,817,000 shares of OPKO Common Stock based upon a purchase price of $10,000,000 and a value of $3.55 per share of OPKO common stock.

In April 2007, the Company invested $5 million in OTI in exchange for common shares of OTI equaling one-third of the equity in OTI on a fully diluted basis. The Company also received the Option to purchase the remaining shares of OTI at the time of that investment.

ITEM 2.01.	Completion of Acquisition or Disposition of Assets.

See Item 1.01.

ITEM 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

The required financial statements for OTI will be filed in accordance with Rule 3-05 of Regulation S-X under cover of Form 8-K/A as soon as practicable, but in no event later than seventy-one (71) days after the date on which this initial report is filed.

(b)	Pro Forma Financial Information

The required pro forma financial information for OTI will be filed in accordance with Article 11 of Regulation S-X under cover of Form 8-K/A as soon as practicable, but in no event later than seventy-one (71) days after the date on which this initial report is filed.

(c)	Not Applicable

(d)	Exhibits

No.	Description

99.1	Press Release of the Company dated November 29, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

By /s/ Adam Logal
Name: Adam Logal
Title: Executive Director of Finance, Chief Accounting Officer, Treasurer

Date November 29, 2007